 Exhibit 99.1

PRESS RELEASE

Santa Monica Media Corporation
11845 West Olympic Boulevard
Suite 1125W
Los Angeles, CA 90064

Contact Information:	David M. Marshall
Chief Executive Officer
Santa Monica Media Corporation
(310) 526-3222

SANTA MONICA MEDIA CORPORATION PLAN OF COMPLIANCE REGARDING MARCH 31, 2009 FORM 10-Q DELINQUENCY ACCEPTED BY EXCHANGE

LOS ANGELES, CA – July 17, 2009 – Santa Monica Media Corporation (NYSE AMEX: MEJ.U, MEJ, MEJ.WS) announced today that on July 13, 2009, the Company received notice from the NYSE Amex LLC (“Exchange”) indicating that it accepted the Company’s plan of compliance and granted the company an extension until August 21, 2009 to regain compliance with the continued listing standards.  The Company will be subject to periodic review by Exchange Staff during the extension period.  Failure to make progress consistent with the plan or to regain compliance with the continued listing standards by the end of the extension period could result in the Company being delisted from the NYSE AMEX LLC.

On May 21, 2009, Santa Monica Media Corporation (the “Company”) received notice from the NYSE Amex LLC (“Exchange”) indicating that it was below certain continued listing standards of the Exchange, specifically that the Company had not filed its Form 10Q for the period ended March 31, 2009, as set forth in Sections 134 and 1101 of the Exchange’s Company Guide.  In addition, the Company’s failure to timely file this reports is a material violation of its listing agreement with the Exchange, and therefore pursuant to Section 1003(d) of the Company Guide, the Exchange is authorized to suspend, and unless prompt corrective action is taken, remove the Company’s securities from the Exchange.

The Company is awaiting approval from the Securities and Exchange Commission on its amended preliminary proxy filed May 15, 2009, indicating the Company’s intention, subject to the final approval of the SEC and approval of shareholders at a meeting to be held as soon as practicable, to liquidate the trust and distribute the trust assets to its shareholders.  Upon distribution of the trust proceeds, the Company intends to voluntarily delist its stock from trading on the Exchange.

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This release contains forward-looking statements including financial projections as to operating cost savings and the Company’s plans.  These forward-looking statements are not historical facts but rather are based on current expectations and projections about the Company and management’s beliefs and assumptions.  Words such as “may,” “will,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “ seeks” and “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements.  The Company’s actual results may differ materially from those projected in these forward-looking statements as a result of a number of factors.  Readers of this release are cautioned not to place undue reliance on these forward-looking statements.